UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        November 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

      Class A       11/12/99     M                 1,000    A            $12.25                     D (1)
      Common
      Stock
                    11/12/99     S                 1,000    D            45.00                      D (1)

                    11/24/99     M                 1,300    A            12.125    2,312            D (1)

                    11/01/99     S                 2,318    D            43.81                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  John
                                                                                                                  Woodruff
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/02/99     S                 1,409    D            43.51                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  John
                                                                                                                  Woodruff
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/03/99     S                 3,945    D            42.54                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  John
                                                                                                                  Woodruff
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/04/99     S                 1,697    D            42.97                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  John
                                                                                                                  Woodruff
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/05/99     S                 1,696    D            $44.46                     I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  John
                                                                                                                  Woodruff
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/08/99     S                 935      D            44.20     131,832          I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  John
                                                                                                                  Woodruff
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/01/99     S                 2,318    D            43.81                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Anne Romayne
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/02/99     S                 1,409    D            43.51                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Anne Romayne
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/03/99     S                 3,945    D            42.54                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Anne Romayne
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/04/99     S                 1,697    D            42.97                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Anne Romayne
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/05/99     S                 1,696    D            44.46                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Anne Romayne
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/08/99     S                 935      D            $44.20    131,832          I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Anne Romayne
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/01/99     S                 2,318    D            43.81                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Barbara Lee
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/02/99     S                 1,409    D            43.51                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Barbara Lee
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/03/99     S                 3,945    D            42.54                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Barbara Lee
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/04/99     S                 1,697    D            42.97                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Barbara Lee
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/05/99     S                 1,696    D            44.46                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Barbara Lee
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/08/99     S                 935      D            44.20     131,832          I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Barbara Lee
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/01/99     S                 2,318    D            $43.81                     I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Christina
                                                                                                                  Louise
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/02/99     S                 1,409    D            43.51                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Christina
                                                                                                                  Louise
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/03/99     S                 3,945    D            42.54                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Christina
                                                                                                                  Louise
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                    11/04/99     S                 1,697    D            42.97                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Christina
                                                                                                                  Louise
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990

                    11/05/99     S                 1,696    D            44.46                      I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Christina
                                                                                                                  Louise
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990





                                                                                    5. Amount of
                                                                                     Securities     6.  Owner-
                     2. Trans-                                                      Beneficially    ship Form:     7.  Nature
        1.  Title      action                              4.  Securities           Owned at End    Direct (D)    of Indirect
           of           Date        3. Trans-             Acquired (A) or             of Month      or Indirect    Beneficial
        Security      (Month /     action Code            Disposed of (D)             (Instr. 3     (I)            Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)          (Instr. 3, 4 and 5)            and 4)       (Instr. 4)     (Instr. 4)
       -----------   ----------    -----------         ---------------------         ----------     ----------    -----------

                                  Code       V     Amount     (A)or(D)    Price
                                  ----      --     ------     --------    -----

                    11/08/99     S                 935      D            44.20     131,832          I             By Mary Lee
                                                                                                                  Sparks 1990
                                                                                                                  Personal
                                                                                                                  Income Trust
                                                                                                                  for the
                                                                                                                  Benefit of
                                                                                                                  Christina
                                                                                                                  Louise
                                                                                                                  Sparks dated
                                                                                                                  April 20,
                                                                                                                  1990
                                                                                   393,356          D

                                                                                   664,418          I             By Trust
                                                                                                                  Agreement
                                                                                                                  dated May
                                                                                                                  13, 1978
                                                                                                                  f/b/o Mary
                                                                                                                  Lee Sparks





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
                                                                                                 9.       10.
                                       5.                                                        Number   Owner-
                                       Number of                                                 of       ship
                                       Deriva-                                                   Deriv-   Form of
                                       tive                                                      ative    Deriv-   11.
     1.                                Securi-                                            8.     Secur-   ative    Nature
     Title   2.                        ties                                               Price  ities    Secur-   of
     of      Conver-   3.              Acquired                                           of     Benefi-  ity:     Indirect
     Deriv-  sion or   Trans-  4.      (A) or                                             Deriv- cially   Direct   Benefi-
     ative   Exercise  action  Trans-  Disposed                                           ative  Owned at (D) or   cial
     Secur-  Price of  Date    action  of (D)    6. Date          7.  Title and           Secur- End of   Indirect Owner-
     ity     Deriva-   (Month/ Code    (Instr.   Exercisable and  Amount of Underlying    ity    Month    (I)      ship
     (Instr. tive      Day/    (Instr. 3, 4 and  Expiration Date  Securities              (Instr.(Instr.  (Instr.  (Instr.
     3)      Security  Year)   8)      5)        (Month/Day/Year) (Instr. 3 and 4)        5)     4)       4)       4)
     ------  --------  -----   ------  --------  ---------------- ----------------        --------------- -------- -------
                                                 Date     Expir-             Amount or
                                                 Exer-    ation              Number of
                               Code   V A     D  cisable  Date    Title      Shares
                               ----  ----    --  -------  -----   -----      ---------
     Em-     12.25     11/12/99  M         1,000    (1)   9/24/07 Class A    44,000              43,000       D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (1)
     Em-      12.125   11/24/99  M         1,300    (2)   10/12/08Class A    10,000              8,700        D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (2)
     Em-     14.875    12/31/98                     (3)   12/31/08Class A    10,000              10,000       D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (3)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by the other joint filer.





        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.


   SIGNATURE OF REPORTING PERSON:


   Mary Lee Sparks
   Individually and as trustee of
   the Mary Lee Sparks Trust, dated
   May 13, 1978
   By:  Steven L. Grissom
        Attorney in Fact


   Dated: December 10, 1999





   JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1999


   Signature: Steven L. Grissom